Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Lion Biotechnologies, Inc. on Form S-3 (File No. 333-215320), Form S-3 (File No. 333-214073), Form S-3 (File No. 333-212373), Form S-8 (File No. 333-205097), and Form S-8 (File No. 333-214567) of our report dated March 8, 2017, with respect to our audit of the financial statements of Lion Biotechnologies, Inc. as of December 31, 2016 and for the year ended December 31, 2016 and our report dated March 8, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of Lion Biotechnologies, Inc. as of December 31, 2016, which reports are included in this Annual Report on Form 10-K of Lion Biotechnologies, Inc. for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 8, 2017